EXHIBIT 99.1

AEROGEN, INC. REPORTS THIRD QUARTER 2003 FINANCIAL RESULTS

Mountain View, CA, October 29, 2003 — Aerogen, Inc. (Nasdaq: AEGN) today announced financial results for the three months and nine months ended September 30, 2003.  The net loss for the three months ended September 30, 2003 was $4.4 million, or $0.21 per share, compared with a net loss of $5.7 million, or $0.28 per share, for the same period in 2002.  The decrease in net loss for the three months ended September 30, 2003 compared with the same period of 2002 was primarily the result of lower operating expenses and improved product margins, partially offset by lower interest income, increased interest expense and other expense.  The net loss for the nine months ended September 30, 2003 was $12.3 million, or $0.60 per share, compared with $19.8 million, or $0.98 per share, for the same period in 2002.  The decrease in net loss for the nine months ending September 30, 2003 compared with the same period of 2002 was primarily due to lower operating expenses and increased product margins, partially offset by lower interest income and increased interest expense.

Revenues for the three months ended September 30, 2003 were $0.5 million, compared with $0.7 million for the same period in 2002 and $1.1 million for the three months ended June 30, 2003.  Product orders were lower for the three month period ending September 30, 2003 than for the prior three month period due to the completion of pipeline stocking during the first six months of 2003, cyclical purchasing patterns of Aerogen distribution partners and to their expressed concerns regarding the Company’s near-term financial viability.  Revenues for the nine months ended September 30, 2003 were $3.2 million compared with $1.0 million for the same period in 2002.  The increase in revenues for the nine month period ending September 30, 2003 was primarily due to the increased sales of the Aeroneb® Professional Nebulizer System and higher royalty revenues from a consumer products company that has licensed Aerogen’s aerosol generator technology.

Cost of products sold for the three months ended September 30, 2003 was $0.2 million, compared with $0.5 million for the same period in 2002.  Cost of products sold for the nine months ended September 30, 2003 was $1.7 million, compared with $1.0 million for the same period in 2002.  Cost of products sold was 63% of product sales for the three months ended September 30, 2003 and 64% for the nine months ended September 30, 2003.  In the three months and nine months ended September 30, 2002, product margins were negative.

Research and development expenses for the three months ended September 30, 2003 were $2.9 million, compared with $3.8 million for the same period in 2002.  Research and development expenses for the nine months ended September 30, 2003 were $9.1 million, compared with $13.7 million for the same period in 2002.  The decrease in research and development spending was primarily due to reduction in payroll expenses resulting from fewer employees, suspension of development on the Aerodose® insulin inhaler program, and completion of development of the clinical version of the Aerodose respiratory inhaler, partially offset with spending on a Phase 2 clinical trial in which amikacin was delivered by aerosol to ventilated patients.

Selling, general and administrative expenses for the three months ended September 30, 2003 were $1.5 million, compared with $2.2 million for the same period in 2002.  Selling, general and administrative expenses for the nine months ended September 30, 2003 were $4.9 million, as compared with $6.5 million for the same period in 2002.  The decrease in selling, general and administrative expenses in the three and nine months ended September 30, 2003, as compared with the same periods of 2002, were primarily due to reduction in payroll expenses resulting from fewer employees, decreased expenses associated with marketing and selling products, and reductions in travel, partially offset by increased legal expenses.

FINANCIAL OUTLOOK

As of September 30, 2003, Aerogen had cash, cash equivalents and short-term investments totaling $0.5 million, compared with $8.9 million at December 31, 2002.  Cash expenditures for the three months and nine months ended September 30, 2003, net of cash receipts on trade receivables, were approximately $2.1 million and $9.3 million, respectively.  On September 11, 2003, Aerogen received $950,000 in gross proceeds from SF Capital in connection with the issuance of a convertible debenture and associated warrants.   Since September 30, 2003, Aerogen has received an aggregate of $2.5 million in payments from Medical Industries America (MIA) in connection with the agreement announced in October 2003 with MIA in relation to the Aeroneb® Go nebulizer.  Subject to shareholder approval at the Special Meeting to be held on October 30, 2003, SF Capital has agreed to an additional investment of at least $500,000 up to a maximum of $2 million in a second tranche of convertible debt with warrants on terms fully described in Aerogen’s Form 8-K, filed on October 7, 2003.  As a result of our continued losses and current cash resources, we will need to raise additional funds through public or private financings, collaborative relationships or other arrangements within the next few months in order to continue as a going concern.  Collaborative arrangements, if necessary to raise additional funds, may require us to relinquish rights to either certain of our products or technologies or desirable marketing territories, or all of these.  We are pursuing efforts to raise such additional funds; however, if we are not successful, we may have to curtail significantly, or cease entirely, our operations, and/or seek bankruptcy protection.

“We are pleased to have announced in recent weeks, completion of a convertible debt financing with SF Capital and a manufacturing and marketing agreement with MIA for our new home nebulizer, the Aeroneb® Go, for which 510(k) clearance is pending.  We continue to move our commercial, clinical and R&D programs forward,” said Jane E. Shaw, Aerogen’s Chairman and Chief Executive Officer.

Aerogen, a specialty pharmaceutical company, develops nebulizer products based on its OnQ™ Aerosol Generator technology to improve the treatment of respiratory disorders in the acute care setting.  Aerogen also has development collaborations with pharmaceutical and biotechnology companies for delivery via nebulizers or inhalers of novel compounds that treat respiratory and other disorders.  Aerogen currently markets products that include the Aeroneb Professional Nebulizer System, for use in the hospital, and the Aeroneb® Portable Nebulizer System, for home use.  Aerogen’s first drug product candidate in the acute care setting, inhaled amikacin for pulmonary infections, is currently in Phase 2 clinical trials.  Additional products are in the feasibility and pre-clinical stages of development. Aerogen is headquartered in Mountain View, California, with a campus in Galway, Ireland.  For more information, visit www.aerogen.com.

To the extent any statements made in this release relate to information that is not historical, these statements are necessarily forward-looking.  As such, they are subject to the occurrence of many events outside of the Company’s control and other uncertainties, and are subject to various risk factors that could cause the Company’s actual results to differ materially from those expressed in any forward-looking statement.  The risk factors include, without limitation, the need for additional funding, the inherent risks of product development, clinical outcomes, regulatory risks and risks related to proprietary rights, market acceptance and competition, and are described in the Company’s reports and other filings with the U.S. Securities and Exchange Commission, including its Form 10-K for 2002, filed on March 31, 2003.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ATTACHED

Aerogen, Inc.

Condensed Consolidated Statements of Operations

(unaudited; in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Revenues:
Product sales	$394	$496	$2,660	$608
Research and development	—	146	166	180
Royalty	125	62	375	187
Total revenues	519	704	3,201	975

Costs and expenses:
Cost of products sold	249	513	1,694	979
Research and development	2,891	3,758	9,111	13,728
Selling, general and administrative	1,506	2,186	4,860	6,473
Total costs and expenses	4,646	6,457	15,665	21,180

Loss from operations	(4,127)	(5,753)	(12,464)	(20,205)

Interest income/(expense), net	(127)	85	(75)	425
Other income/(expense), net	(101)	1	265	3

Net loss	$(4,355)	$(5,667)	$(12,274)	$(19,777)
Net loss per share, basic and diluted	$(0.21)	$(0.28)	$(0.60)	$(0.98)
Weighted - average shares used in computing net loss per share, basic and diluted	20,527	20,252	20,470	20,141

Aerogen, Inc.

Condensed Consolidated Balance Sheets

(unaudited; in thousands)

	September 30, 2003	December 31, 2002

ASSETS
Current assets:
Cash and cash equivalents	$526	$3,266
Available-for-sale securities	—	5,621
Accounts receivable, net	1,756	903
Inventories, net	314	374
Prepaid expenses and other current assets	338	934
Total current assets	2,934	11,098

Property and equipment, net	4,651	5,251
Goodwill and other intangible assets, net	1,783	1,612
Restricted cash	1,200	1,200
Other assets	35	33
Total assets	$10,603	$19,194

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$953	$973
Convertible debt	950	—
Convertible debt discount (see footnote)	(819)	—
Accrued liabilities	1,543	1,446
Total current liabilities	2,627	2,419

Other long-term liabilities	2,730	1,031
Total liabilities	5,357	3,450

Stockholders’ equity:
Common stock	21	20
Additional paid-in capital	110,219	109,497
Notes receivable from stockholders	(276)	(434)
Deferred stock-based compensation, net	(507)	(1,520)
Accumulated other comprehensive income	115	233
Accumulated deficit	(104,326)	(92,052)
Total stockholders’ equity	5,246	15,744
Total liabilities and stockholders’ equity	$10,603	$19,194

Note:  In accordance with GAAP, the short-term debt liability for the $950,000 convertible debenture issued to SF Capital has been discounted, due to its beneficial conversion feature and the significant value of the associated warrant, and the discount was recorded to additional paid-in capital.  As of September 30, 2003, the undiscounted portion of the debenture was $130,606 which will continue to accrete until the debenture matures.

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